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                             EXHIBIT 5

                       OPINION RE: LEGALITY


                            May 6, 1999


Mail-Well, Inc.
23 Inverness Way, Suite 160
Englewood, Colorado 80112


Ladies and Gentlemen:

     You have requested our opinion in connection with Amendment
Number 2 to the Registration Statement on Form S-4 (the "Registration Statement"), File Number 333-74409, which is expected to be filed by Mail-Well I Corporation (the "Company") on or about May 6, 1999, with respect to the exchange offer and issuance of $300,000,000 aggregate principal amount of 8 3/4% Series B Senior Subordinated Notes due 2008 (the "Notes"), to be issued under that certain indenture (the "Indenture") among the Company, the Guarantors listed on Schedule A to the Indenture, and State Street Bank and Trust Company, a Massachusetts trust company, as described in the Registration Statement.

     We have reviewed such documents and have made such investigation of applicable law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that, upon their issuance in accordance with the Indenture, the Notes will have been duly authorized and legally issued, will be fully paid and nonassessable, and will be binding obligations of the Company.

     We consent to the use by the Company, in the Registration
Statement, of our name and the statements with respect to our firm under the heading of "Legal Matters" in the Registration Statement.

                         Sincerely yours,

                         /s/ ROTHGERBER JOHNSON & LYONS LLP